BLACKSKY REPORTS FIRST QUARTER 2023 RESULTS

Q1 Imagery and Analytics Revenue Increases 114% from Prior Year
Won Over a Dozen New Contracts and Renewal Agreements
Amended Existing Debt Facility Extending Maturity to October 2026

HERNDON, VA – May 10, 2023 – BlackSky Technology Inc. (“BlackSky” or the “Company”) (NYSE: BKSY) announced results for the first quarter ended March 31, 2023.

First Quarter Financial Highlights:
•Revenue of $18.4 million, up 32% from the prior year period
•Imagery & software analytical services revenue grew 114% over the prior year quarter with substantial operating leverage as cost of sales, as a percent of revenue, decreased to just 23% from 49% in the prior year quarter

“We’re pleased that our high-margin imagery and analytics revenue in the first quarter of 2023 grew 114% year-over-year, and coupled with strong incremental contribution margins, we maintain our trajectory towards achieving positive adjusted EBITDA in Q4 this year,” said Brian E. O’Toole, BlackSky CEO. “Since the beginning of the year, in addition to the $150+ million, multi-year subscription contract award we announced in March, we’ve also won over a dozen new contracts and renewals primarily supporting U.S. and international government agencies. These contract wins continue to demonstrate how BlackSky is increasingly relied upon by important customers around the world to deliver actionable intelligence from space. During the quarter, we also successfully launched two new satellites that provide us with additional capacity and redundancy. These satellites entered revenue-generating operations within 18 hours of launch. With the traction we’re experiencing, we believe the Company is well-positioned to capitalize on the growing demand for geospatial intelligence and are re-affirming our guidance for the year.”

Recent Highlights
•The Company announced today an amendment to its existing debt facility extending the maturity term to October 2026 and also reducing the level of cash interest payments for the next two years
•Continued strong sales momentum in the international markets, as BlackSky recently won multi-year, multi-million dollar contracts to provide high-frequency imagery and advanced analytics in support of various international government agencies

•Received additional orders exercised under the Economic Indicator Monitoring program with the National Geospatial-Intelligence Agency (NGA)
•Signed contract with a large multinational commercial customer to provide imagery and analytics for supply chain logistics intelligence
•On March 24, the Company deployed two additional Gen-2 satellites into orbit, which began revenue-generating operations within 18 hours of launch, continuing our industry-leading ability to rapidly deploy and immediately deliver value to our customers
•Awarded a multi-year contract by the National Reconnaissance Office (NRO) to explore commercial hyperspectral imagery capabilities

Financial Results
Revenues(1)
Total revenue for the first quarter of 2023 was $18.4 million, up $4.5 million, or 32%, from the first quarter of 2022. Imagery and software analytical services revenue was $15.8 million, up 114% over the prior year period, primarily driven by increased demand from new and existing U.S. and international government customers. Professional and engineering services revenue was $2.6 million in the first quarter of 2023 compared to $6.5 million in the prior year period. In the first quarter of 2023, the Company had two research and development programs that were nearing completion and as a result, professional and engineering services revenue was lower than the prior year quarter. Professional and engineering services contracts are milestone-based contracts that have quarter-over-quarter variability in contrast to the high-margin imagery and software analytical services, which are typically recurring subscription-based revenues.

Cost of Sales(1)(2)
Cost of sales as a percent of revenue was 35% for the first quarter of 2023, compared to 79% in the first quarter of 2022. Imagery and software analytical services cost of sales as a percent of revenue was 23% in the first quarter of 2023, compared to 49% in the first quarter of 2022. The year-over-year improvement was primarily driven by greater volumes of imagery and analytical services revenue that inherently have a low fixed-cost structure as a percent of revenue. Cost of sales excludes depreciation and amortization expense.

Operating Expenses
Operating expenses for the first quarter of 2023 were $28.8 million, which included $2.7 million of non-cash stock-based compensation expense, compared to operating expenses of $30.1 million in the first quarter of 2022, which included $9.3 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense from both years, operating expenses increased to $26.1 million in the first quarter of 2023 from $20.8 million in the prior year quarter. The $5.3 million year-over-year increase was primarily due to investments in sales and software talent and higher depreciation expense.

Net Loss
Net loss for the first quarter of 2023 was $17.3 million, compared to a net loss of $20.0 million in the first quarter of 2022.

Adjusted EBITDA(3)
Adjusted EBITDA loss for the first quarter of 2023 was $4.1 million, compared to an adjusted EBITDA loss of $9.5 million in the prior year quarter. The $5.4 million year-over-year improvement was primarily a result of strong operating leverage achieved through increased revenue of high-margin imagery and analytics.

Balance Sheet & Capital Expenditures
As of March 31, 2023, cash and cash equivalents, restricted cash, and short-term investments totaled $71.6 million, which includes the Company’s previously announced private placement financing of approximately $29.5 million. Capital expenditures for the first quarter of 2023 were $15.8 million, driven by final payments for the launch of the two Gen-2 satellites deployed on March 24, 2023, as well as expected payments for Gen-3 satellite production.

2023 Outlook
The Company anticipates strong global demand for BlackSky’s products and services to continue throughout the year. As a result, the Company maintains its full year 2023 revenue outlook of between $90 million and $96 million, a 42% increase over 2022 revenue at the mid-point of this range. The Company remains on track to achieve positive Adjusted EBITDA in the fourth quarter of 2023. In addition, the Company maintains its expectations for full year 2023 capital expenditures to be between $40 million and $45 million.

(1) Effective January 1, 2022, the Company reorganized its classification on the consolidated statements of operations and comprehensive loss to better align the Company’s broad portfolio. As a result, the prior period amounts presented to reflect the impact of the reorganization have been recast.
(2) Cost of sales is defined as imagery and software analytical services costs and professional and engineering services cost, less depreciation and amortization.
(3) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below and reconciliation table at the end of this release.

Investment Community Conference Call
BlackSky will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss BlackSky’s business, and answer questions. To access the live webcast or the archived webcast following completion of the call, please visit the Company’s investor relations website at http://ir.blacksky.com and then select “News & Events” for the link to the webcast. A presentation accompanying the webcast can also be found on the investor relations website. To access the conference call, participants should dial 1-877-589-7299 (domestic) or 1-201-689-8778 (international) at least ten minutes prior the start of the call. To listen to a replay of the conference call, please dial 1-877-660-6853 or 1-201-612-7415 using access code 13738351. The audio replay will be available from approximately 12:30 PM ET on May 10, 2023, through May 24, 2023.

About BlackSky Technology Inc.
BlackSky is a leading provider of real-time geospatial intelligence. BlackSky delivers on-demand, high frequency imagery, monitoring and analytics of the most critical and strategic locations, economic assets and events in the world.

BlackSky designs, owns and operates one of the industry’s leading low earth orbit small satellite constellations, optimized to capture imagery cost-efficiently where and when our customers need it.

BlackSky’s Spectra AI software platform processes data from BlackSky’s constellation and from other third-party sensors to develop the critical insights and analytics that our customers require.

BlackSky is relied upon by U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA, and is publicly traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on Twitter.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income or loss attributable to BlackSky before interest income, interest expense, income taxes, depreciation and amortization, as well as significant non-cash and/or non-recurring expenses as our management believes these items are not as useful in evaluating the Company’s core operating performance. These items include, but are not limited to, stock-based compensation expense, unrealized (gain) loss on certain warrants/shares classified as derivative liabilities, severance, income on equity method investment, investment loss on short-term investments, and transaction costs associated with equity instruments accounted for as derivative liabilities.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the schedule herein and our SEC filings for a reconciliation of Adjusted EBITDA to Net Loss, the most comparable measure reported in accordance with GAAP and for a discussion of the presentation, comparability, and use of Adjusted EBITDA.

Forward-Looking Statements
Certain statements and other information included in this release constitute forward-looking statements under applicable securities laws. Words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate", "future", "opportunity", "will likely result", or "expect" and other words, terms, and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties, as well as other statements referring to or including forward-looking information included in this release.

Forward-looking statements are subject to various risks and uncertainties, which could cause actual results to differ materially from the anticipated results or expectations expressed in this release. As a result, although BlackSky's management believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because BlackSky can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors discussed in our most recent Annual Report on Form 10-K and other disclosures about BlackSky and its business included in BlackSky's disclosure materials filed from time to time with the U.S. Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or on BlackSky's Investor Relations website at ir.blacksky.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. BlackSky disclaims any intention or obligation to update or revise any forward-looking statements in this release as a result of new information or future events, except as may be required under applicable securities law.

Investor Contact
Aly Bonilla
VP, Investor Relations
abonilla@blacksky.com
571-591-2864

Media Contact
Pauly Cabellon
Director, External Communications
pcabellon@blacksky.com
571-591-2865

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue
Imagery & software analytical services	$15,760	$7,370
Professional & engineering services	2,637	6,526
Total revenue	18,397	13,896
Costs and expenses
Imagery & software analytical service costs, excluding depreciation and amortization	3,699	3,578
Professional & engineering service costs, excluding depreciation and amortization	2,779	7,377
Selling, general and administrative	18,949	22,540
Research and development	216	146
Depreciation and amortization	9,655	7,391
Total costs and expenses	151,899	154,228
Operating loss	(16,901)	(27,136)
Gain on derivatives	1,531	8,140
Income on equity method investment	529	257
Interest income	435	—
Interest expense	(1,853)	(1,255)
Other (expense) income, net	(943)	2
Loss before income taxes	(17,202)	(19,992)
Income tax expense	(113)	—
Net loss	(17,315)	(19,992)
Other comprehensive income	—	—
Total comprehensive loss	$(17,315)	$(19,992)

Basic and diluted loss per share of common stock:
Net loss per share of common stock	$(0.14)	$(0.17)

Weighted average common shares outstanding - basic and diluted	124,144	115,479

Note: Effective January 1, 2022, the Company reorganized its classification on the consolidated statements of operations and comprehensive loss to better align the Company’s broad portfolio. As a result, the prior period amounts presented to reflect the impact of the reorganization have been recast.

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par value)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$56,964	$34,181
Restricted cash	2,835	2,835
Short-term investments	11,792	37,982
Accounts receivable, net of allowance of $0 and $0, respectively	9,059	3,112
Prepaid expenses and other current assets	4,295	4,713
Contract assets	6,442	5,706
Total current assets	91,387	88,529
Property and equipment - net	87,377	71,584
Operating lease right of use assets - net	3,343	3,586
Goodwill	9,393	9,393
Investment in equity method investees	5,814	5,285
Intangible assets - net	1,778	1,918
Satellite procurement work in process	39,581	50,954
Other assets	2,576	2,841
Total assets	$241,249	$234,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$10,571	$14,368
Amounts payable to equity method investees	2,377	3,728
Contract liabilities - current	3,873	6,783
Other current liabilities	4,033	2,048
Total current liabilities	20,854	26,927
Liability for estimated contract losses	641	714
Long-term contract liabilities	68	109
Operating lease liabilities	3,082	3,132
Derivative liabilities	21,298	5,113
Long-term debt - net of current portion	76,332	76,219
Other liabilities	69	2
Total liabilities	122,344	112,216
Stockholders’ equity:
Class A common stock, $0.0001 par value-authorized, 300,000 shares; issued, 139,257 and 121,938 shares; outstanding, 136,839 shares and 119,508 shares as of March 31, 2023 and December 31, 2022, respectively.	14	12
Additional paid-in capital	681,317	666,973
Accumulated deficit	(562,426)	(545,111)
Total stockholders’ equity	118,905	121,874
Total liabilities and stockholders’ equity	$241,249	$234,090

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(17,315)	$(19,992)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	9,655	7,391
Operating lease right of use assets amortization	446	389
Bad debt expense	—	6
Stock-based compensation expense	3,012	10,240
Amortization of debt discount and issuance costs	113	502
Gain on equity method investment	(529)	(257)
Gain on disposal of property and equipment	(22)	—
Gain on derivatives	(1,531)	(8,140)
Interest income	(156)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,947)	(2,868)
Contract assets - current and long-term	(591)	(1,187)
Prepaid expenses and other current assets	462	1,220
Other assets	(8)	(5)
Accounts payable and accrued liabilities	(2,966)	1,533
Other current liabilities	1,732	(585)
Contract liabilities - current and long-term	(2,951)	694
Liability for estimated contract losses	(73)	(2,428)
Other liabilities	67	811
Net cash used in operating activities	(16,602)	(12,676)
Cash flows from investing activities:
Purchase of property and equipment	(2,874)	(1,926)
Satellite procurement work in process	(12,926)	(11,499)
Purchase of short-term investments	(11,792)	—
Proceeds from maturities of short-term investments	38,110	—
Net cash provided by (used in) investing activities	10,518	(13,425)
Cash flows from financing activities:
Proceeds from private placement, net of equity issuance costs	29,432	—
Proceeds from options exercised	3	17
Payments for deferred offering costs	(552)	—
Payments of transaction costs related to derivative liabilities	(16)	—
Withholding tax payments on vesting of restricted stock units	—	(3,616)
Net cash provided by (used in) financing activities	28,867	(3,599)
Net increase (decrease) in cash, cash equivalents, and restricted cash	22,783	(29,700)
Cash, cash equivalents, and restricted cash – beginning of year	37,016	168,104
Cash, cash equivalents, and restricted cash – end of period	$59,799	$138,404

BLACKSKY TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
Net loss	$(17,315)	$(19,992)
Interest income	(435)	—
Interest expense	1,853	1,255
Income tax expense	113	—
Depreciation and amortization	9,655	7,391
Stock-based compensation expense	3,012	10,240
Gain on derivatives	(1,531)	(8,140)
Income on equity method investment	(529)	(257)
Transaction costs associated with derivative liabilities	905	—
Severance	88	—
Investment loss on short-term investments	55	—
Adjusted EBITDA	$(4,129)	$(9,503)